FIRST AMENDMENT TO
                    AMENDED AND RESTATED INVESTMENT AGREEMENT


         This First Amendment to Amended and Restated Investment Agreement, dated as of December 31, 1998 ("AMENDMENT") is entered into by and between ATLANTIC GULF COMMUNITIES CORPORATION, a Delaware corporation ("COMPANY"), and AP-AGC, LLC, a Delaware limited liability company ("INVESTOR").

                                    RECITALS

         The Company and Investor are parties to that certain Investment Agreement dated as of February 7, 1997, amended as of March 20, 1997, and amended and restated as of May 15, 1997 (as heretofore amended, supplemented or otherwise modified, the "INVESTMENT AGREEMENT"). Capitalized terms used and not otherwise defined in this Amendment shall have the respective meanings assigned to them in the Investment Agreement.

         The Company is refinancing certain of its institutional indebtedness. In connection therewith, (1) the Company, M. H. Davidson & Co., LLC, a New York limited liability company ("MHD") (as agent and collateral agent) and the Revolving Loan Banks are entering into the Revolving Loan Agreement and (2) the Company, Anglo American (as agent and a member of the Anglo American Lender Group thereunder), the other members of the Anglo American Lender Group and MHD (as collateral agent thereunder) are entering into the Anglo American Loan Agreement (collectively, the "SENIOR LOAN AGREEMENTS"). The Revolving Loan Banks and the Anglo American Lender Group are collectively referred to herein as the "SENIOR LENDERS." It is a condition precedent to the consummation of the transactions contemplated in the Senior Loan Agreements that the Obligee (a) execute and deliver the Intercreditor Agreement and (b) take such other actions and deliver such other documents, agreements and instruments as are reasonably requested by the Company and the Senior Lenders in connection with the consummation of the transactions contemplated in the Senior Loan Agreements. Capitalized terms used and not otherwise defined in this Amendment or in the Investment Agreement shall have the respective meanings assigned to them in the Secured Agreement.

                                    AGREEMENT

         In consideration of the foregoing and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be bound hereby, agree as follows:

         A.       Amendments, Acknowledgments, Consents and Waivers

         1. AMENDMENT OF SECTION 1.1. The definition of Major Transaction contained within Section 1.1 of the Investment Agreement is amended to include as clause (xiv) thereof the Apollo

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Beach Project and the Substitute Project, each as defined in that certain
Promissory Note to be dated as of January 26, 1998, in the original principal amount of One Million and No/100 Dollars ($1,000,000), executed by Company, as Maker, to and for the benefit of Investor, as Holder.

         2.       AMENDMENT OF SECTION 6.1(a). From and after the date hereof,
Section 6.1(a) of the Investment Agreement is hereby amended and restated in its entirety as follows:

                  Subject to the requirements of the Act and the Exchange Act, all Registrable Securities, the Warrants and the Promissory Note shall be freely transferable.

         3. INCLUSION OF ADDITIONAL SHARES AS REGISTRABLE SECURITIES. The Company hereby acknowledges that the 500,000 shares of Company common stock, $.10 par value per share, issued to the Investor or its designee on or about the date hereof shall constitute Registrable Securities for purposes of Article VIII of the Investment Agreement.

         4. DELETION OF SP SUBSIDIARY CONCEPT. From and after the date hereof, (a) all references to the "SP Subsidiary" are deleted from the Investment Agreement and (b) Section 6.14 of the Investment Agreement is amended and restated in its entirety as follows:

                  "Intentionally omitted."

         5. CHANGE OF NOTICE. Copies of all notices sent to the Company pursuant to the terms of the Investment agreement shall be sent to:

                  Brownstein Hyatt Farber & Strickland, P.C.

                  410 17th Street, Suite 2200

                  Denver, Colorado  80202

                  Telecopy:  (303) 623-1956

                  Attention: John L. Ruppert, Esq.

         6. MAJOR TRANSACTION. The Investor acknowledges that all three of the Investor Designees on the Company's Board of Directors approved the terms of the Senior Loan Agreements and the consummation of the transactions contemplated therein at a duly convened special telephonic meeting of the Board of Directors of the Company held on Monday, January 25, 1999, and accordingly, the restrictions of Section 6.7(f) of the Investment Agreement have been satisfied.

         7. CONFORMING AMENDMENTS. Notwithstanding anything in the Investment Agreement to the contrary, from and after the date hereof, the Investment Agreement shall be interpreted consistently with the terms of this Amendment, and all provisions contained therein

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and terms thereof that are inconsistent with the terms and provisions hereof shall be null and void and no longer of any force and effect.

         8. WAIVER OF DEFAULTS. The Investor hereby waives any and all Defaults, including, without limitation, those Defaults under Section 6.4 of the Investment Agreement relating to the redemption or repurchase of the Preferred Shares, that would result under the Investment Agreement upon the execution and delivery of the Senior Loan Agreements and the consummation of the transactions contemplated therein.

         9. RESIGNATION OF SP SUBSIDIARY DIRECTOR DESIGNATED BY THE INVESTOR. Effective as of January 25, 1999, (a) Mr. Koenigsberger agrees to resign as a member of the board of directors of the entities identified on Schedule A hereto (the "SP Entities") (each a "Resignation") and (b) each of the SP Entities accepts Mr. Koenigsberger's Resignation from its board of directors.

         B.       Representations and Warranties.

         1. After giving effect to the provisions hereof, no Defaults have occurred and are continuing under the Investment Agreement.

         2. Each party hereto represents and warrants to the other party hereto that (a) it has the full corporate power and authority to enter into and perform its obligations hereunder and each transaction contemplated hereby and
(b) the execution and delivery by such party of this Amendment and each other document contemplated hereby and its performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate proceedings on the part of such party.

         C.       Miscellaneous

         1. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         2. Except as herein specifically amended, all terms, covenants and provisions of the Investment Agreement shall remain in full force and effect and shall be performed by the parties hereto in accordance therewith. All references to the "Agreement" or the "Investment Agreement" contained in the Investment Agreement or in the Schedules or Exhibits shall henceforth refer to the Investment Agreement as amended by this Amendment.

         3. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE.

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                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Amendment as of the date first written above.



                                      ATLANTIC GULF COMMUNITIES
                                      CORPORATION, a Delaware corporation

                                      By:________________________________

                                         Name:___________________________

                                         Title:__________________________



                                      AP-AGC, LLC., a Delaware limited liability company



                                      By:  Kronus Property, Inc., its Manager



                                           By:__________________________
                                                Ricardo Koenigsberger
                                                Vice President




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